Exhibit 21.1

Subsidiaries of Aether Systems

Aether Opensky Investments LLC
Aether Capital, LLC
Aether European Holdings B.V.

Cerulean Technology, Inc.
Sunpro, Inc.

Sinope Systems, Inc.
AS Mexico LLC
AS Monterey LLC

RTS Wireless, Inc.